Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	Lippert/Heilshorn & Associates
Philip Fain	Jody Burfening
(315) 332-7100	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Reports Third Quarter Results

NEWARK, N.Y. – October 31, 2013 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income from continuing operations of $0.7 million on revenue of $20.4 million for the quarter ended September 29, 2013.  For the third quarter of 2012, the company reported operating income from continuing operations of $1.8 million on revenue of $26.2 million.

“On a sequential basis, revenue increased $3.1 million benefiting from closing Communications Systems orders that had been delayed in the second quarter.  As a result of higher sales, improved gross margins and lower operating expenses, we restored profitability this quarter improving operating income $2.5 million from last quarter’s operating loss,” said Michael D. Popielec, Ultralife’s president and chief executive officer.  “In the face of difficult market conditions, we remain focused on protecting the P&L and maintaining a strong balance sheet.  On the strength of a $3.2 million inventory reduction, we ended the quarter with a net cash balance of $10.8 million giving us ample liquidity to support our growth initiatives.”

Popielec continued, “Growing the top-line remains our highest priority.  As we expand our opportunities in commercial end markets, we are very encouraged by the level of interest in the company’s new products serving the medical cart and emergency response markets.  This validates our approach of leveraging our proven military grade battery systems through multi-generational product planning for use in applications in the commercial sector.”

Third Quarter 2013 Financial Results

Discontinued operations reflect the operating results of RedBlack, which was sold on September 28, 2012. All revenue, gross margin and operating expense amounts presented below represent results from continuing operations.

Revenue was $20.4 million, compared to $26.2 million for the third quarter of 2012, a 22% decline.     Battery & Energy Products sales declined by $3.1 million to $13.5 million, primarily due to the continued slowdown in the government and defense order rate for rechargeable and non-rechargeable batteries.  Communications Systems sales were $6.9 million, compared to $9.5 million for the same period last year, a decrease of $2.7 million. Included in the prior year Communications Systems’ sales was $3.4 million related to the final shipment of SATCOM systems units.  Absent the SATCOM shipment, Communications Systems sales increased 11% reflecting higher shipments of amplifiers to US and international customers.

Gross profit was $6.1 million, or 30.1% of revenue, compared to $8.2 million, or 31.4% of revenue, for the same quarter a year ago, a decrease of 130 basis points.  Battery & Energy Products’ gross margin was 26.7%, compared to 28.7% last year, a 200 basis point decrease reflecting lower overhead absorption as a consequence of strict inventory control.  Communications Systems’ gross margin was 36.9%, compared to 36.1% last year, an increase of 80 basis points reflecting favorable mix.

Operating expenses declined $1.0 million or 15% to $5.5 million, compared to $6.5 million a year ago, primarily due to reductions in general and administrative expense and continued focus on controlling discretionary spending.  As a percent of revenue, operating expenses were 26.9%, compared to 24.7% a year ago.

Operating profit was $0.7 million, compared to $1.8 million for the same period in 2012, reflecting lower gross profit including the impact of the SATCOM shipment, partially offset by operating expense reductions. Operating margin was 3.2%, compared to 6.7% for the year-earlier period.

Net income from continuing operations was $0.6 million, or $0.04 per share, compared to net income of $1.5 million, or $0.09 per share, for the third quarter of 2012.  Net income from discontinued operations was $0.0 million, or $0.00 per share, compared to $0.2 million, or $0.01 per share, for the same quarter last year.

Outlook

For 2013, although the Company's pending project pipelines are growing, the continuing U.S. Government budget challenges have muddled our predictability of converting Communication Systems’ sales opportunities in the timeframe originally forecasted.  Primarily for this reason, management now expects that an overall year-over-year revenue decline could be approximately 20%, with Communications Systems revenues down in a comparable range for the year versus our prior expectations. Given the potential for reduced revenue, management now expects to report operating results in the range of breakeven to a modest operating loss for the year.

Management cautions that the timing of orders and shipments may cause variability in quarterly results.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: uncertain global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Ultralife will hold its third quarter earnings conference call today at 10:00 AM ET. To participate, please call (800) 915-4836, identify yourself and ask for the Ultralife call. The conference call will also be broadcast live over the Internet at http://investor.ultralifecorp.com. To listen to the call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available shortly after the call at the same location.

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	September 29,	December 31,
ASSETS	2013	2012

Current assets:
Cash and cash equivalents	$10,785	$10,078
Trade accounts receivable, net	15,571	20,913
Inventories	27,829	30,370
Prepaid expenses and other current assets	1,955	2,461
Total current assets	56,140	63,822

Property and equipment	10,836	12,415

Other assets:
Goodwill, intangible and other assets	21,699	21,481

Total Assets	$88,675	$97,718

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$-	$-
Accounts payable	6,057	11,357
Other current liabilities	5,026	8,535
Total current liabilities	11,083	19,892

Long-term liabilities:
Other long-term liabilities	4,357	4,370

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,888	1,886
Capital in excess of par value	174,541	173,791
Accumulated other comprehensive loss	(567)	(620)
Accumulated deficit	(94,873)	(93,878)
	80,989	81,179
Less -- Treasury stock, at cost	7,658	7,658
Total Ultralife equity	73,331	73,521
Noncontrolling interest	(96)	(65)
Total shareholders' equity	73,235	73,456

Total Liabilities and Shareholders' Equity	$88,675	$97,718

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Month Periods Ended		Nine Month Periods Ended

	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012

Revenues:
Battery & energy products	$13,507	$16,633	$41,216	$52,238
Communications systems	6,854	9,548	17,443	20,150
Total revenues	20,361	26,181	58,659	72,388

Cost of products sold:
Battery & energy products	9,906	11,863	31,025	39,762
Communications systems	4,328	6,099	10,606	13,347
Total cost of products sold	14,234	17,962	41,631	53,109

Gross profit	6,127	8,219	17,028	19,279

Operating expenses:
Research and development	1,418	1,596	4,456	5,706
Selling, general, and administrative	4,057	4,869	13,419	16,041
Total operating expenses	5,475	6,465	17,875	21,747

Operating income (loss)	652	1,754	(847)	(2,468)

Other income (expense):
Interest income	13	1	27	4
Interest expense	(66)	(97)	(199)	(316)
Miscellaneous	(8)	(15)	(31)	17
Income (loss) from continuing operations before income taxes	591	1,643	(1,050)	(2,763)

Income tax provision (benefit)-current	(19)	120	42	387
Income tax provision-deferred	3	55	93	50
Total income taxes	(16)	175	135	437

Net income (loss) from continuing operations	607	1,468	(1,185)	(3,200)

Discontinued operations:
Income from discontinued operations, net of tax	15	200	159	178

Net income (loss)	622	1,668	(1,026)	(3,022)

Net loss attributable to noncontrolling interest	22	11	31	31

Net income (loss) attributable to Ultralife	$644	$1,679	$(995)	$(2,991)

Other comprehensive income (loss):
Foreign currency translation adjustments	32	(204)	53	(81)

Comprehensive income (loss) loss attributable to Ultralife	$676	$1,475	$(942)	$(3,072)

Net income (loss) attributable to Ultralife common shareholders - basic
Continuing operations	$0.04	$0.09	$(0.07)	$(0.18)
Discontinued operations	$0.00	$0.01	$0.01	$0.01
Total	$0.04	$0.10	$(0.06)	$(0.17)
Net income (loss) attributable to Ultralife common shareholders - diluted
Continuing operations	$0.04	$0.09	$(0.07)	$(0.18)
Discontinued operations	$0.00	$0.01	$0.01	$0.01
Total	$0.04	$0.10	$(0.06)	$(0.17)

Weighted average shares outstanding - basic	17,467	17,418	17,461	17,390
Weighted average shares outstanding - diluted	17,532	17,418	17,461	17,390